Monopar Therapeutics Reports Fourth Quarter and Full-Year 2019
Financial Results and Business Updates

Initial public offering on Nasdaq Capital Market in December 2019

Orphan Drug Designation from the European Commission for
camsirubicin for the treatment of soft tissue sarcoma

CHICAGO, IL, March 27, 2020 – Monopar Therapeutics Inc. (Monopar or the Company) (Nasdaq: MNPR), a clinical-stage biopharmaceutical company focused on developing proprietary therapeutics designed to extend life or improve the quality of life for cancer patients, today announced fourth quarter and full-year 2019 financial results and business updates.

Fourth Quarter and Recent Highlights

Initial Public Offering

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In December 2019, the Company completed its initial public offering of 1,277,778 shares of common stock, including the underwriters’ exercise of their over-allotment option, at a public offering price of $8.00 per share before underwriting discounts and commissions.

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The shares began trading on the Nasdaq Capital Market on December 19, 2019 under the symbol “MNPR.”

Orphan Drug Designation

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On February 18, 2020, the Company announced that the European Commission has granted Orphan Drug Designation for the Company’s Phase 2 clinical-stage drug candidate, camsirubicin, for the treatment of soft tissue sarcomas. Camsirubicin is being developed under a clinical trial partnership with Grupo Español de Investigación en Sarcomas (GEIS), an internationally renowned non-profit organization focused on the research and development of drugs for sarcoma cancers. The approximately 170-patient GEIS-sponsored camsirubicin Phase 2 clinical trial for the treatment of advanced soft tissue sarcoma is anticipated to begin in the second half of 2020.

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European Orphan Drug Designation benefits include protocol assistance, reduced EU regulatory filing fees and 10 years of market exclusivity. Designated orphan medicines are also eligible for conditional marketing authorization. Camsirubicin has already received Orphan Drug Designation in the U.S. by the Food and Drug Administration (FDA), which provides for similar benefits such as fee reductions and 7 years of market exclusivity.

Fourth Quarter and Full Year Summary Financial Results

Results for the Quarter and Year Ended December 31, 2019 Compared to the Quarter and Year Ended December 31, 2018

Cash and cash equivalents as of December 31, 2019 were approximately $13.2 million, compared to approximately $6.9 million as of December 31, 2018. The increase in cash and cash equivalents was driven primarily by the approximately $9.4 million net cash proceeds from the Company’s initial public offering offset by approximately $3.0 million of cash used in operating activities.

Research and Development (R&D) Expenses

R&D expenses for the quarter ended December 31, 2019 were approximately $0.6 million, compared to approximately $0.5 million for the quarter ended December 31, 2018, an increase of approximately $0.1 million.

R&D expenses for the year ended December 31, 2019 were approximately $2.0 million, compared to approximately $1.8 million for the year ended December 31, 2018, an increase of approximately $0.2 million.

General and Administrative (G&A) Expenses

G&A expenses for the quarter ended December 31, 2019 were approximately $0.6 million, compared to approximately $0.4 million for the quarter ended December 31, 2018, an increase of approximately $0.2 million.

G&A expenses for the year ended December 31, 2019 were approximately $2.4 million, compared to approximately $1.6 million for the year ended December 31, 2018, an increase of approximately $0.8 million.

Net loss was $0.13 per share for the fourth quarter of 2019, compared to $0.10 per share in the comparable period in 2018. For the year ended December 31, 2019, net loss was $0.45 per share compared to $0.35 per share in the same period in 2018.

About Monopar Therapeutics

Monopar Therapeutics is a clinical-stage biopharmaceutical company focused on developing proprietary therapeutics designed to extend life or improve the quality of life for cancer patients. The Company's pipeline consists of Validive® for the prevention of chemoradiotherapy-induced severe oral mucositis in oropharyngeal cancer patients; camsirubicin for the treatment of advanced soft tissue sarcoma; and a late-stage preclinical antibody MNPR-101. For more information visit: www.monopartx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of these forward-looking statements include statements concerning the potential of camsirubicin and the timing of the GEIS clinical trial. The forward-looking statements involve risks and uncertainties including, but not limited to, that enrollment of the camsirubicin clinical trial will not begin in the second half of 2020, if at all. Actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Monopar's filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Monopar undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. Any forward-looking statements contained in this press release represent Monopar’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

Contact

Chandler D. Robinson, M.D., MBA, M.Sc.

info@monopartherapeutics.com